Exhibit 99.1
THE ST. JOE COMPANY (NYSE: JOE) REVISES FULL YEAR 2006 NET
INCOME FROM $0.71 PER SHARE TO $0.69 PER SHARE, FOLLOWING
JUDICIAL DECISION
JACKSONVILLE, Florida — (February 28, 2007) — The St. Joe Company (NYSE: JOE) today announced that it has revised its previously announced financial results for the fourth quarter and full year 2006, following a judicial decision released February 26, 2007, relating to a 1996 sales commission dispute. Due to this recent event, a modification is being made to JOE’s litigation reserves as of December 31, 2006.
     As a result, JOE’s Net Income for the fourth quarter 2006 has been revised to $22.3 million, or $0.30 per share, down from $23.8 million, or $0.32 per share as previously reported February 6, 2007. Full year 2006 Net Income has been revised to $51.0 million, or $0.69 per share, down from Net Income of $52.5 million, or $0.71 per share. All per share references are presented on a diluted basis.
     Financial information for JOE’s full year 2006 results can be found on our Form 10-K being filed today with the SEC.
     The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.
     More information about JOE can be found at our web site at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.
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© 2007, The St. Joe Company. “St. Joe”, “JOE” and the
“Taking Flight” design are service marks of The St. Joe Company.